Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective as of July 17, 2014 (the “Effective Date”), by and between Zhone Technologies, Inc., a Delaware corporation (the “Company”), and James Norrod (“Executive”).

WHEREAS, the Company desires to engage Executive as President and Chief Executive Officer of the Company and Executive desires to be so engaged by the Company in such position, on the terms and conditions set forth and described herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties agree as follows:

1. Employment.

(a) Position and Duties. The Company hereby agrees to employ Executive, and Executive hereby agrees to serve, subject to the provisions of this Agreement, as an employee of the Company in the position of President and Chief Executive Officer. Executive shall perform all services and acts necessary to fulfill the duties and responsibilities of his position and shall render such services on the terms set forth herein and shall report to the Company’s Board of Directors (the “Board of Directors”). In addition, Executive shall have such other executive and managerial powers and duties with respect to the Company as may reasonably be assigned to him by the Board of Directors, to the extent consistent with his positions and status as set forth above. During the Term (as defined below), the Company shall cause Executive to be nominated to stand for election to the Board of Directors at any meeting of stockholders of the Company during which any such election is held and Executive’s term as a director will expire if he is not reelected; provided, however, that the Company shall not be obligated to cause such nomination if any of the events constituting Cause (as defined below) have occurred and not been cured. Executive hereby consents to serve as an officer and/or director of the Company or any subsidiary or affiliate thereof without any additional salary or compensation, if so requested by the Board of Directors.

(b) Time Commitment. Executive agrees to devote substantially all of his business time, attention and energies to the performance of the duties assigned hereunder, and to perform such duties diligently, faithfully and to the best of his abilities. Subject to the terms of Section 12 below, this shall not preclude Executive from devoting time to personal and family investments or serving on community and civic boards, or participating in industry associations, provided such activities do not interfere with his duties to the Company, as determined in good faith by the Board of Directors. Executive agrees that he will not join any additional boards, other than community and civic boards (which do not interfere with his duties to the Company), without the prior approval of the Board of Directors. Current Board positions are (all private companies) TerraLux, an LED company, Ioxus, an ultracapacitor company, and LiquidPiston, an internal combustion engine company. Executive shall be subject to and comply with the policies and procedures generally applicable to officers of the Company to the extent the same are not inconsistent with any term of this Agreement.

2. Term. The term of Executive’s employment pursuant to this Agreement is for the two-year period (the “Term”) commencing on the Effective Date and terminating on the second (2nd) anniversary of the Effective Date (the “Expiration Date”), or upon the date of earlier termination of employment pursuant to Section 8 of this Agreement. The Term may be extended upon the mutual agreement of Executive and the Board of Directors.

3. Place of Performance. The Executive shall perform his duties and conduct his business at the principal executive offices of the Company, except for required travel on the Company’s business. From time to time, the Executive may work from his New Hampshire home office while on business on the East Coast.

4. Compensation.

(a) Salary. The Company shall pay to Executive a base salary of $400,000 per year (the “Annual Salary”). Executive’s Annual Salary shall be reviewed on at least an annual basis by the Board of Directors or its Compensation Committee, and shall be payable in accordance with the Company’s regular payroll practices.

(b) Bonus. In addition to Executive’s Annual Salary, Executive shall be eligible to participate in a performance-based annual bonus program beginning in calendar year 2014, to be earned and paid quarterly in equal installments. Executive’s target annual bonus at full accomplishment of the Company’s goals will be equal to his Annual Salary. Executive’s actual bonus will be based upon the overall results of the Company compared to the annual budget approved by the Board of Directors for the following criteria: revenues; pre-tax income from operations (excluding any non-recurring and/or extraordinary charges or credits); free cash flow (excluding any equity and/or debt changes); and other non-financial objectives determined by the Board of Directors. The annual bonus plan and the final payout will be approved by the Board of Directors or its Compensation Committee and is subject to change.

(c) Housing Allowance. During the Term, the Company shall pay for or reimburse Executive in accordance with the Company’s written expense reimbursement policies and procedures for housing expenses in the San Francisco Bay Area, up to a maximum of $4,000 per month. In addition, the Company shall pay for or reimburse Executive in accordance with the Company’s written expense reimbursement policies and procedures for up to two (2) round-trip airline tickets per month for Executive to travel home from the San Francisco Bay Area to visit his family.

(d) Equity Award. On July 21, 2014, Executive will be granted stock options to purchase 1,250,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value per share of the Company’s common stock on the date of grant (the “Stock Options”). The Stock Options will vest over a four year vesting schedule as follows: twenty-five percent (25%) of the Stock Options vesting on the first (1st) anniversary of Executive’s commencement of employment, and the remainder vesting in thirty-six (36) monthly installments thereafter, subject to Executive’s continued employment through each such vesting date. In addition, in the event Executive’s employment is terminated pursuant to Section 8(a)(v) or (vi) following a “Change in Control” (as such term is defined in the Company’s 2001 Stock Incentive Plan, as amended), the vesting and exercisability of all of the Stock Options shall accelerate on the date of such termination. The Stock Options shall be subject to the terms and conditions of the equity plan and/or any stock option agreement(s) pursuant to which they are granted.

5. Business Expenses. During the Term, the Company will reimburse Executive for all ordinary and necessary business expenses incurred by him in connection with his employment upon timely submission by the Executive of receipts and other documentation in conformance with the Company’s normal procedures. This includes monthly cell phone expenses.

6. Vacation, Holidays and Sick Leave. During the Term, Executive shall be entitled to paid vacation, paid holidays and sick leave in accordance with the Company’s standard policies for its officers.

7. Benefits. During the Term, Executive shall be eligible to participate fully in all health benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements (collectively, the “Employee Benefits”) available to officers of the Company generally.

8. Termination of Employment.

(a) Notwithstanding any provision of this Agreement to the contrary, employment of Executive hereunder shall terminate on the first to occur of the following dates:

(i) the date of Executive’s death or adjudicated incompetency;

(ii) the date on which Executive shall have experienced a Disability (as defined below), and the Company terminates Executive’s employment on account of Disability;

(iii) the date on which Executive’s employment is terminated by the Company for Cause (as defined below);

(iv) expiration of the Term;

(v) the date on which Executive’s employment is terminated by the Company for any reason other than the reasons set forth in (i) through (iv) above;

(vi) the date on which Executive resigns his employment for Good Reason (as defined below); or

(vii) the date on which Executive resigns his employment for a reason other than Good Reason.

(b) For purposes of this Agreement, “Disability” shall mean an illness, injury or other incapacitating condition as a result of which Executive is substantially unable to perform the services required to be performed under this Agreement for (i) one hundred eighty (180) consecutive days during the Term; or (ii) a period or periods aggregating more than two hundred forty (240) days in any period of twelve (12) consecutive months during the Term. In the event the Company seeks to terminate Executive’s employment due to Disability, the Company shall give notice to Executive of the termination of Executive’s employment for Disability. Executive agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to such reasonable requests made by the Company from time to time. Any determination as to the existence of a Disability shall be made by a physician approved by the Board of Directors and by Executive (or, if Executive is unable to give such approval, by Executive’s representative), which approval shall not be unreasonably withheld by the Board of Directors or Executive.

(c) For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following events:

(i) Executive’s willful or continual failure to substantially perform his duties with the Company or any subsidiary or affiliate, or any failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board of Directors consistent with the terms of this Agreement, which failure continues for fifteen (15) days following Executive’s receipt of written notice from the Board of Directors stating with specificity the duties the Board of Directors has reasonably determined Executive to have willfully or continually failed to substantially perform or such failure;

(ii) Executive’s conviction of, guilty plea to, or entry of a nolo contendere plea to a felony or a crime of moral turpitude or commission of an act of fraud, embezzlement or misappropriation against the Company or any subsidiary or affiliate;

(iii) Executive’s engagement in willful or reckless misconduct that has caused or is reasonably likely to cause demonstrable and material financial injury to the Company or any subsidiary or affiliate; or

(iv) Executive’s willful and material breach of this Agreement, which breach remains uncured (if capable of being cured) for fifteen (15) days following Executive’s receipt of written notice from the Board of Directors stating with specificity those provisions of this Agreement which Executive has breached.

For purposes of Sections 8(c)(i), (iii) and (iv), an act on Executive’s part shall not be deemed “willful,” “reckless,” or “continual” if done by Executive in good faith and with reasonable belief that the act was in the best interest of the Company.

(d) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s consent:

(i) a material diminution in Executive’s base compensation;

(ii) a material diminution in Executive’s authority, duties or responsibilities, including a requirement that Executive report to a corporate officer or employee instead of reporting directly to the Board of Directors;

(iii) a material change in the geographic location at which Executive must perform his duties; or

(iv) any other action or inaction that constitutes a material breach by the Company of its obligations to Executive under this Agreement.

Notwithstanding the foregoing, Good Reason shall only exist if Executive shall have provided the Company with ninety (90) days written notice of the initial occurrence of any of the foregoing events or conditions, and the Company fails to eliminate the conditions constituting Good Reason within thirty (30) days after receipt of written notice of such event or condition from Executive. Executive’s termination by reason of resignation from employment with the Company for Good Reason shall be treated as involuntary. Executive’s resignation from employment with the Company for Good Reason must occur within six (6) months following the initial existence of the act or failure to act constituting Good Reason.

9. Compensation in Event of Termination. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either party at any time for any or no reason, with or without notice. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement. Executive’s employment under this Agreement shall be terminated immediately on the death of Executive. Upon termination of the Term for any reason, the Company shall have no further obligation to Executive except to pay the amounts set forth in this Section 9.

(a) In the event Executive’s employment is terminated pursuant to Sections 8(a)(i), (ii), (iii) (iv), or (vii) during or at the expiration of the Term, Executive or his estate, conservator or designated beneficiary, as the case may be, shall be entitled to payment of any earned but unpaid Annual Salary through the date of termination, as well as any accrued vested benefits and unreimbursed business expenses to which Executive is entitled. Following any such termination, neither Executive nor his estate, conservator or designated beneficiary shall be entitled to receive any other payment provided for hereunder with respect to any period after such termination, except as Executive may otherwise be entitled pursuant to any employee benefit plan.

(b) In the event Executive’s employment is terminated pursuant to Section 8(a)(v) or (vi) during the Term, Executive shall be entitled to receive, as his sole and exclusive remedy, (x) payment of any earned but unpaid Annual Salary through the date of termination, as well as any accrued vested benefits and unreimbursed business expenses to which Executive is entitled and (y) a lump sum payment equal to Executive’s Annual Salary as in effect immediately prior to the date of termination, which amount shall be paid in exchange for a standard release of claims. Executive will not receive the severance in this Section 9(b) if he does not sign the release of claims within fifty (50) days following his date of termination, or he revokes the release. The severance will be paid on the eighth (8th) day following the effective date of the release.

(c) This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and, accordingly, the severance payments payable under Section 9(b)(y) shall be paid no later than the later of: (i) the fifteenth (15th) day of the third month following Executive’s first taxable year in which such severance benefit is no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth (15th) day of the third month following the first taxable year of the Company in which such severance benefit is no longer subject to a substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder. To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. Each series of installment payments made under this Agreement is hereby designated as a series of “separate payments” within the meaning of Section 409A of the Code. For purposes of this Agreement, all references to Executive’s “termination of employment” shall mean Executive’s “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)).

(d) Notwithstanding anything to the contrary in this Agreement, if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Code Section 409A, as determined by the Company in accordance with Code Section 409A, to the extent that the payments or benefits under this Agreement are subject to Code Section 409A and the delayed payment or distribution of all or any portion of such amounts to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i), then such portion shall be paid or distributed to Executive during the thirty (30) day period commencing on the earlier of (x) the date that is six (6) months following Executive’s termination of employment with the Company, (y) the date of Executive’s death, or (z) the earliest date as is permitted under Code Section 409A.

10. Representations.

(a) The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

(b) The Executive represents and warrants that he is not a party to any agreement or instrument which would prevent him from entering into or performing his duties in any way under this Agreement.

11. Confidentiality; Assignment of Inventions. Executive has entered into the Company’s standard Employee Innovations and Proprietary Rights Assignment Agreement, a copy of which is attached hereto as Exhibit A (the “Proprietary Rights Agreement”), which Proprietary Rights Agreement is incorporated herein by reference, and hereby agrees to comply with the terms and conditions thereof during the Term and thereafter in accordance with its terms.

12. Noncompetition; Nonsolicitation.

(a) Noncompetition. Except as may otherwise be approved by the Board of Directors, during the Term, Executive shall not have any ownership interest (of record or beneficial) in, or have any interest as an employee, salesman, consultant, officer or director in, or otherwise aid or assist in any manner, any firm, corporation, partnership, proprietorship or other business that engages in any county, city or part thereof in the United States and/or any foreign country in a business which competes directly or indirectly (as determined by the Board of Directors) with the Company’s business or the business of its subsidiaries and affiliates in such county, city or part thereof, so long as the Company, its subsidiaries or affiliates, or any successor in interest of the Company to the business and goodwill of the Company or its subsidiaries or affiliates, remains engaged in such business in such county, city or part thereof or continues to solicit customers or potential customers therein; provided, however, that Executive may own, directly or indirectly, solely as an investment, securities of any entity which are traded on any national securities exchange if Executive (i) is not a controlling person of, or a member of a group which controls, such entity; or (ii) does not, directly or indirectly, own one percent (1%) or more of any class of securities of any such entity.

(b) Customers and Suppliers. Executive recognizes that he will possess Proprietary Information (as such term is defined in the Proprietary Rights Agreement) about the customers or suppliers of the Company and its subsidiaries and affiliates. Executive recognizes that the Proprietary Information he will possess about these customers or suppliers may not be generally known, is of substantial value to the Company and its subsidiaries in developing its business and in securing and retaining customers, and will be acquired by him because of his business position with the Company and its subsidiaries and affiliates. Executive agrees that, during the Term and for a period of nine (9) months beyond the expiration of the Term, he will not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company or any of its subsidiaries or affiliates to divert their business to any competitor of the Company, and that he will not convey any such Proprietary Information or trade secrets about the customers or suppliers of the Company and its subsidiaries or affiliates to any other person.

(b) Employees. Executive recognizes that he will possess Proprietary Information about other employees of the Company and its subsidiaries and affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company and its subsidiaries and affiliates. Executive recognizes that the Proprietary Information he will possess about these other employees is not generally known, is of substantial value to the Company and its subsidiaries in developing its business and in securing and retaining customers, and will be acquired by him because of his business position with the Company and its subsidiaries and affiliates. Executive agrees that, during the Term and for a period of nine (9) months beyond the expiration of the Term, he will not, directly or indirectly, induce, solicit or recruit any employee of the Company or its subsidiaries or affiliates for the purpose of being employed by him or by any competitor of the Company on whose behalf he is acting as an agent, representative or employee, and that he will not convey any such Proprietary Information or trade secrets about other employees of the Company and its subsidiaries or affiliates to any other person.

(c) Reasonableness of Relief; Blue Penciling. Executive acknowledges and agrees that the covenants and agreements contained herein are reasonable and valid in geographic and temporal scope and in all other respects and are reasonably necessary to protect the Company. If any court determines that any of the covenants and agreements contained herein, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable to the maximum extent permitted by applicable law.

13. Rights and Remedies upon Breach. In the event Executive breaches, or threatens to commit a breach of, any of the provisions of this Agreement, the Company and its subsidiaries, affiliates, successors or assigns shall have the following rights and remedies, each of which shall be independent of the others and severally enforceable, and each of which shall be in addition to, and not in lieu of, any other rights or remedies available to the Company or its subsidiaries, affiliates, successors or assigns at law or in equity under this Agreement or otherwise:

(a) Specific Performance. The right and remedy to have each and every one of the covenants in this Agreement specifically enforced and the right and remedy to obtain injunctive relief, it being agreed that any breach or threatened breach of any of the nonsolicitation or other restrictive covenants and agreements contained herein would cause irreparable injury to the Company and its subsidiaries, affiliates, successors or assigns and that money damages would not provide an adequate remedy at law to the Company and its subsidiaries, affiliates, successors or assigns.

(b) Accounting. The right and remedy to require Executive to account for and pay over to the Company and its subsidiaries, affiliates, successors or assigns, as the case may be, all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive that result from any transaction or activity constituting a breach of this Agreement.

(c) Cessation of Payments. The right to cease all severance payments to Executive hereunder.

(d) Enforceability in all Jurisdictions. Executive intends to and hereby confers jurisdiction to enforce each and every one of the covenants and agreements contained herein upon the courts of any jurisdiction within the geographic scope of such covenants and agreements. If the courts of any one or more of such jurisdictions hold any such covenant or agreement unenforceable by reason of the breadth or such scope or otherwise, it is the intention of Executive and the Company that such determination shall not bar or in any way affect the Company’s or any of its subsidiaries’, affiliates’, successors’ or assigns’ right to the relief provided above in the courts of any other jurisdiction within the geographic scope of such covenants and agreements, as to breaches of such covenants and agreements in such other respective jurisdictions, such covenants and agreements as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants and agreements.

14. Binding Agreement. This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him. This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate. This Agreement shall be binding upon and shall by its terms automatically be assigned to any successor in interest to the Company in a Change in Control, including but not limited to any entity that acquires substantially all of the assets, capital stock or operations of the Company.

15. Return of Company Property. Executive agrees that following the termination of his employment for any reason, he shall return all property of the Company, its subsidiaries, affiliates and any divisions thereof he may have managed which is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing as well as any materials or equipment supplied by the Company to Executive.

16. Entire Agreement. This Agreement, together with the Proprietary Rights Agreement, contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. Executive represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter, bases or effect of this Agreement or otherwise.

17. Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by Executive and by a duly authorized officer of the Company. The failure of either party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

18. Notices. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or fax or registered or certified mail, postage prepaid, return receipt requested, addressed to Executive at the most recent address on the Company’s payroll records and to the Company at the address indicated below or to such other address as either party may subsequently give notice of hereunder in writing:

To the Company at:

Zhone Technologies, Inc.

7195 Oakport Street

Oakland, CA 94621

Attention: Chief Financial Officer

Fax: (510) 777-7001

Any notice delivered personally or by courier under this Section 18 shall be deemed given on the date delivered and any notice sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date telecopied or mailed.

19. Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

20. Survivorship. The respective rights and obligations of the parties hereunder, including but not limited to Executive’s obligations under Sections 11, 12 and 13, shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

21. Each Party the Drafter. This Agreement and the provisions contained in it shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

22. Governing Law; Venue. This contract shall be governed by the laws of the State of California as they are applied to contracts between California residents to be performed completely within California. The parties irrevocably submit to the non-exclusive jurisdiction of the Superior Court of the State of California, Santa Clara County, and the United States District Court for the Northern District of California, Branch nearest to Palo Alto, California, in any action to enforce an arbitration award or any other suit brought hereunder. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

23. Binding Arbitration. Except as provided in Section 13(a) of this Agreement, any dispute, claim or controversy based on, arising out of or relating to Executive’s employment or this Agreement shall be settled by final and binding arbitration in Palo Alto, California, before a single neutral arbitrator in accordance with the employment arbitration rules (the “Rules”) of the Judicial Arbitration and Mediation Services/Endispute (“JAMS”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Subject to Section 24 below, each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, JAMS’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 23 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Executive’s employment; provided, however, that Executive shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (a) claims for workers’ compensation, state disability insurance or unemployment insurance; (b) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement; provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Agreement; and (c) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that Executive shall not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits. This Agreement shall not limit either party’s right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both Executive and the Company expressly waive their right to a jury trial.

24. Attorney Fees. In the event that any dispute between the Company and Executive should result in arbitration, the arbitrator may award to one or more of the Prevailing Persons (as defined below) such reasonable attorney fees, costs and expenses, as determined by the arbitrator. Any judgment or order enforcing such arbitration may, in the discretion of the court entering such judgment or order contain, a specific provision providing for the recovery of attorney fees and costs incurred in enforcing such judgment or order and an award of prejudgment interest from the date of the breach at the maximum rate of interest allowed by law. For the purposes of this Section 24:

(a) “attorney fees” shall include, without limitation, attorney fees incurred in the following:

(i) arbitration;

(ii) post-arbitration order or judgment motions;

(iii) contempt proceedings;

(iv) garnishment, levy, and debtor and third party examinations;

(v) discovery; and

(vi) bankruptcy litigation;

(b) “Prevailing Person” shall mean any person who is determined by the arbitrator in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

25. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

26. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

27. Code Section 409A.

(a) Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Executive’s, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

(b) In the event that the amounts payable under Section 9(b)(y) are subject to Section 409A of the Code and the timing of the delivery of Executive’s release could cause such amounts to be paid in one or another taxable year, then notwithstanding the payment timing set forth in such Section, such amounts shall not be payable until the later of (i) the payment date specified in such section or (ii) the first business day of the taxable year following the Executive’s “separation from service.”

28. Withholding. All applicable withholding taxes shall be deducted from any payments to Executive hereunder.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ZHONE TECHNOLOGIES, INC.	EXECUTIVE

By:	/s/ Kirk Misaka	/s/ James Norrod

Name:	Kirk Misaka	James Norrod

Title:	Chief Financial Officer

EXHIBIT A

EMPLOYEE INNOVATIONS AND PROPRIETARY RIGHTS ASSIGNMENT AGREEMENT

This Agreement is intended to formalize in writing certain understandings and procedures which have been in effect since the time I was initially employed by Zhone Technologies, Inc. (“Company”). In return for my new or continued employment by Company and other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, I acknowledge and agree that:

1. Duties; At-Will Employment; No Conflict. I will perform for Company such duties as may be designated by Company from time to time. I agree that my employment with Company is for no specified term, and may be terminated by Company at any time, with or without cause, and with or without notice. Similarly, I may terminate my employment with Company at any time, with or without cause, and with or without notice. During my period of employment by Company, I will devote my best efforts to the interests of Company and will not engage in other employment or in any activities determined by Company to be detrimental to the best interests of Company without the prior written consent of Company.

2. Prior Work. All previous work done by me for Company relating in any way to the conception, reduction to practice, creation, derivation, design, development, manufacture, sale or support of products or services for Company is the property of Company, and I hereby assign to Company all of my right, title and interest in and to such previous work.

3. Proprietary Information. My employment creates a relationship of confidence and trust between Company and me with respect to any information:

(a) Applicable to the business of Company; or

(b) Applicable to the business of any client or customer of Company, which may be made known to me by Company or by any client or customer of Company, or learned by me in such context during the period of my employment.

All such information has commercial value in the business in which Company is engaged and is hereinafter called “Proprietary Information.” By way of illustration, but not limitation, Proprietary Information includes any and all technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of Company, and includes, without limitation, respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information. “Proprietary Information” also includes proprietary or confidential information of any third party who may disclose such information to Company or to me in the course of Company’s business.

4. Ownership and Nondisclosure of Proprietary Information. All Proprietary Information is the sole property of Company, Company’s assigns, and Company’s customers, and Company, Company’s assigns and Company’s customers shall be the sole and exclusive owner of all patents, copyrights, mask works, trade secrets and other rights in the Proprietary Information. I hereby do and will assign to Company all rights, title and interest I may have or acquire in the Proprietary Information. At all times, both during my employment by Company and after termination of such employment, I will keep in confidence and trust all Proprietary Information, and I will not use or disclose any Proprietary Information or anything directly relating to Proprietary Information without the written consent of Company, except as may be necessary in the ordinary course of performing my duties as an employee of Company.

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I will maintain Proprietary Information in my possession as necessary and shall return to the appropriate person or location or other wise properly dispose of Proprietary Information once that need to know no longer exists. I will not make copies of or otherwise reproduce Proprietary Information unless there is a legitimate business need for reproduction.

5. Ownership and Return of Materials. All materials (including, without limitation, documents, drawings, models, apparatus, sketches, designs, lists, and all other tangible media of expression) furnished to me by Company shall remain the property of Company. Upon termination of my employment, or at any time on the request of Company before termination, I will promptly (but no later than five (5) days after the earlier of my employment’s termination or Company’s request) destroy or deliver to Company, at Company’s option, (a) all materials furnished to me by Company, (b) all tangible media of expression which are in my possession and which incorporate any Proprietary Information or otherwise relate to Company’s business, and (c) written certification of my compliance with my obligations under this sentence.

6. Innovations. As used in this Agreement, the term “Innovations” means all processes, machines, manufactures, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), moral rights, mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws), and all other subject matter protectable under patent, copyright, moral right, mask work, trademark, trade secret or other laws, and includes without limitation all new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software, and designs. “Innovations” includes “Inventions,” which is defined to mean any inventions protected under patent laws.

7. Disclosure of Prior Innovations. I have identified on Exhibit A (“Prior Innovations”) attached hereto all Innovations, applicable to the business of Company or relating in any way to Company’s business or demonstrably anticipated research and development or business, which were conceived, reduced to practice, created, derived, developed, or made by me prior to my employment with Company (collectively, the “Prior Innovations”), and I represent that such list is complete. I represent that I have no rights in any such Innovations other than those Prior Innovations specified in Exhibit A (“Prior Innovations”). If there is no such list on Exhibit A (“Prior Innovations”), I represent that I have neither conceived, reduced to practice, created, derived, developed nor made any such Prior Innovations at the time of signing this Agreement.

8. Assignment of Innovations; License of Prior Innovations. I hereby agree promptly to disclose and describe to Company, and I hereby do and will assign to Company or Company’s designee my entire right, title, and interest in and to, (a) each of the Innovations (including Inventions), and any associated intellectual property rights, which I may solely or jointly conceive, reduce to practice, create, derive, develop or make during the period of my employment with Company, which either (i) relate, at the time of conception, reduction to practice, creation, derivation, development, or making of such Innovation, to Company’s business or actual or demonstrably anticipated research or development, or (ii) were developed on any amount of Company’s time or with the use of any of Company’s equipment, supplies, facilities or trade secret information, or (iii) resulted from any work I performed for Company, and (b) each of the Innovations which is not an Invention (as demonstrated by me by evidence meeting the clear and convincing standard of proof), and any associated intellectual property rights, which I may solely or jointly conceive, develop, reduce to practice, create, derive, develop, or make during the period of my employment with Company, which are applicable to the business of Company (collectively, the Innovations identified in clauses (a) and (b) are hereinafter the “Company Innovations”).

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To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by me to Company, I hereby grant to Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest. To the extent any of the rights, title and interest in and to Company Innovations can be neither assigned nor licensed by me to Company, I hereby irrevocably waive and agree never to assert such non-assignable and non-licensable rights, title and interest against Company or any of Company’s successors in interest to such non-assignable and non-licensable rights. I hereby grant to Company or Company’s designees a royalty free, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice all applicable patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Prior Innovations which I incorporate, or permit to be incorporated, in any Company Innovations. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, any Prior Innovations in any Company Innovations without Company’s prior written consent.

9. Future Innovations. I recognize that Innovations or Proprietary Information relating to my activities while working for Company and conceived, reduced to practice, created, derived, developed, or made by me, alone or with others, within three (3) months after termination of my employment may have been conceived, reduced to practice, created, derived, developed, or made, as applicable, in significant part while employed by Company. Accordingly, I agree that such Innovations and Proprietary Information shall be presumed to have been conceived, reduced to practice, created, derived, developed, or made, as applicable, during my employment with Company and are to be promptly assigned to Company unless and until I have established the contrary by written evidence satisfying the clear and convincing standard of proof.

10. Cooperation in Perfecting Rights to Proprietary Information and Innovations.

(a) I agree to perform, during and after my employment, all acts deemed necessary or desirable by Company to permit and assist Company, at Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Proprietary Information and Innovations assigned or licensed to, or whose rights are irrevocably waived and shall not be asserted against, Company under this Agreement. Such acts may include, but are not limited to, execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Proprietary Information or Innovations.

(b) In the event that Company is unable for any reason to secure my signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Proprietary Information (including improvements thereof) or any Innovations (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations thereof), I hereby irrevocably designate and appoint Company and Company’s duly authorized officers and agents as my agents and attorneys-in-fact to act for and on my behalf and instead of me, (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Proprietary Information, or Innovations, all with the same legal force and effect as if executed by me.

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11. No Violation of Rights of Third Parties. My performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior to my employment with Company, and I will not disclose to Company, or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or others. I am not a party to any other agreement which will interfere with my full compliance with this Agreement. I agree not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

12. Survival. This Agreement (a) shall survive my employment by Company; (b) does not in any way restrict my right or the right of Company to terminate my employment at any time, for any reason or for no reason; (c) inures to the benefit of successors and assigns of Company; and (d) is binding upon my heirs and legal representatives.

13. Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable invention under the provisions of Section 2870 of the California Labor Code. I acknowledge that a condition for an Invention to qualify fully as a non-assignable invention under the provisions of Section 2870 of the California Labor Code is that the invention must be protected under patent laws. I have reviewed the notification in Exhibit B (“Limited Exclusion Notification”) and agree that my signature acknowledges receipt of the notification. However, I agree to disclose promptly in writing to Company all Innovations (including Inventions) conceived, reduced to practice, created, derived, developed, or made by me during the term of my employment and for three (3) months thereafter, whether or not I believe such Innovations are subject to this Agreement, to permit a determination by Company as to whether or not the Innovations should be the property of Company. Any such information will be received in confidence by Company.

14. No Solicitation of Employees. During the term of my employment with Company and for a period of two (2) years thereafter, I will not directly or indirectly, for myself or on behalf of or in conjunction with any other persons, solicit, encourage, or cause others to solicit or encourage any employees of Company to terminate their employment with Company.

15. Injunctive Relief. A breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to Company for which there will be no adequate remedy at law, and Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).

16. Attorneys’ Fees. In any legal action or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs.

17. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when delivered personally; (b) by overnight courier, upon written verification of receipt; (c) by telecopy or facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to me shall be sent to any address in Company’s records or such other address as I may specify in writing. Notices to Company shall be sent to Company’s Human Resources Department or to such other address as Company may specify in writing.

18. Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. Each of the parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in California, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in California, such personal jurisdiction shall be nonexclusive.

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19. Severability. If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, (i) that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and (ii) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

20. Waiver; Amendment; Modification. The waiver by Company of a term or provision of this Agreement, or of a breach of any provision of this Agreement by me, shall not be effective unless such waiver is in writing signed by Company. No waiver by Company of, or consent by Company to, a breach by me, will constitute a waiver of, consent to or excuse of any other or subsequent breach by me. This Agreement may be amended or modified only with the written consent of both me and Company. No oral waiver, amendment or modification shall be effective under any circumstances whatsoever.

21. Entire Agreement. This Agreement represents my entire understanding with Company with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral.

22. Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

“COMPANY”		EMPLOYEE:

Zhone Technologies, Inc.

By:	/s/ Kirk Misaka	By:	/s/ James Norrod

Title:	Chief Financial Officer	Printed Name:	James Norrod

Dated:	July 17, 2014	Dated:	July 17, 2014

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Exhibit A

PRIOR INNOVATIONS

Exhibit B

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any invention that you developed entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to Company’s business, or actual or demonstrably anticipated research or development of Company; or

(2) Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

By:	/s/ James Norrod

Date:	July 17, 2014

Witnessed by:

/s/ Kirk Misaka

Dated:	July 17, 2014